Exhibit 99.1

IPG Photonics Announces Addition of New Directors to the Board
OXFORD, Mass. – March 28, 2022 - IPG Photonics Corporation (NASDAQ: IPGP) today announced that the Company has appointed Agnes K. Tang and Felix Stukalin to its Board of Directors, increasing the Board size to 10 directors.
“I would like to welcome Agnes and Felix to the Board,” said John Peeler, non-executive Chair of the Board. “Ms. Tang has more than twenty years of investment banking experience working across a range of industry sectors and different size companies, providing her with a broad perspective in how companies manage to maximize business potential. At the same time, Mr. Stukalin brings a valuable perspective to the Board with his business development experience, technical knowledge and deep understanding of the Company’s business.”
Ms. Tang is a Founding Partner at Ducera Partners LLC, which offers strategic advisory, mergers and acquisitions, capital advisory, liability, management and restructuring advisory services. Prior to joining Ducera in 2015, Ms. Tang was a Managing Director in the New York Office of Perella Weinberg Partners from 2008 to 2015. Prior to joining Perella Weinberg, Ms. Tang was an investment banking professional at Houlihan Lokey and a strategy consultant at The Oliver Wyman Group, a business division of Marsh & McLennan Companies. Ms. Tang received a Bachelor of Arts in Economics from Northwestern University and a Master of Business Administration from the Harvard Business School. She brings to the Board a combination of strategy, operational and financial acumen and a commitment to partnership and collaboration.
Mr. Stukalin has served as IPG’s Senior Vice President, Chief Operating Officer since February 2022. From February 2013 until February 2022, he served as IPG’s Senior Vice President, North America Operations. From March 2009 until February 2013, he served as the Company's Vice President, Devices. Prior to joining IPG, he was Vice President, Business Development of GSI Group Inc. from April 2002 to September 2008, and from March 2000 to April 2002 he was Vice President of Components and President of the Wave Precision divisions of GSI Lumonics. Mr. Stukalin holds a B.S. in Mechanical Engineering from the University of Rochester and he is a graduate of the Harvard Business School General Management Program. The leadership and operational expertise of Mr. Stukalin have contributed to introduction of new products and strategy, reduced manufacturing costs, and improved margins.
Contact
Eugene Fedotoff
Director of Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

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